FOR IMMEDIATE RELEASE

INTER PARFUMS USA SIGNS AN EXCLUSIVE LICENSE AGREEMENT FOR
AGENT PROVOCATEUR FRAGRANCES

 New York, NY, July 29, 2013: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it has entered into a 10.5-year exclusive worldwide license to create, produce and distribute perfumes and related products under London-based luxury lingerie brand, Agent Provocateur.  The agreement commences on August 1, 2013 and runs through December 31, 2023.  Financo LLC acted as the financial advisor to Inter Parfums USA in connection with this transaction.

The Company plans to launch its first fragrance under the Agent Provocateur brand featuring iconic packaging in 2014.  In addition, Inter Parfums will take over distribution of selected fragrances within the brand's perfume portfolio and plans to revitalize the Agent Provocateur signature scent.

Founded in 1994 by Joseph Corré, and Serena Rees and acquired by the private equity firm, 3i Group plc in 2007, Agent Provocateur is an iconic, globally-recognized brand, breaking new ground with every collection and rightfully earning its place as a benchmark brand in the world of lingerie.  It is a brand that is confident, sensual and irreverent. Agent Provocateur celebrates and empowers women with a unique brand image renowned for being provocative and yet always leaving something to the imagination.

In recent years, Agent Provocateur has been opening doors at a steady growth and plans to continue to grow its door count, especially in Asia.  Currently, its products which extend into swimwear, bridal and accessories, are sold globally at nearly 80 doors in 26 countries, which include its own boutiques, shop-in-shops within the finest department stores and specialty retailers, as well as on www.agentprovocateur.com.

Jean Madar, Chairman and CEO of Inter Parfums, Inc. stated, "Agent Provocateur is an edgy, sophisticated, and decidedly upscale luxury brand with significant global appeal. The connection between scent and sensuality is very strong and we look forward to building upon the success that Agent Provocateur has already had in leveraging this marriage.  Accordingly, we are in the process of creating a new fragrance portfolio for the brand, which we plan to launch with the introduction of a new signature scent next year."

Garry Hogarth, CEO of Agent Provocateur added, "Agent Provocateur is excited to be partnering with Inter Parfums.  I am confident that we will be able to capture the essence of the Brand and look forward to introducing new luxury fragrance collections that will embody the nature of Agent Provocateur."

About Inter Parfums:

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain, Karl Lagerfeld, Repetto, Alfred Dunhill, Shanghai Tang, Anna Sui, Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson and Nine West.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.  In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.

These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2012 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Fred Buonocore (212)836-9607/fbuonocore@equityny.com Linda Latman (212) 836-9609/llatman@equityny.com www.theequitygroup.com